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                                    EXHIBITS


EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made this 28th day of April, 1997, by and between Mackie Designs Inc., a Washington corporation ("Mackie"), and Roy D. Wemyss ("Wemyss").

In consideration of the promises and mutual covenants set forth in this Agreement, Mackie and Wemyss promise and agree as follows:

1. TERM OF EMPLOYMENT. Mackie hereby employs Wemyss, and Wemyss hereby accepts employment with Mackie, for a period commencing April 16, 1997, and continuing until terminated as set forth in Section 5 of this Agreement.

2.   SCOPE OF DUTIES.

     2.1 DUTIES. Wemyss shall serve as the Chief Operating Officer ("COO") of Mackie, and, subject to the policies of Mackie's Board of Directors ("Board") as enacted from time to time and the general direction and control of the Chairman of the Board/Chief Executive Officer ("CEO") of Mackie, shall be responsible for Mackie's management and day-to-day operations. Subject to all of Mackie's then-current budgets, business plans and policies, Wemyss shall have the authority to conduct, and the responsibility for, all of Mackie's global operations and day-to-day business activities, specifically including, but not limited to, the following:

          2.1.1 In conjunction with the Board and CEO, the development, achievement, administration and reporting of current and long-range strategic objectives, plans, budgets and policies;

          2.1.2 The achievement of immediate and long term forecasts and goals with the intent to achieve stated goals established by the Board and/or the CEO from time to time; and,

          2.1.3 The management, development, identity and coordination of Mackie's management team, and the coordination of its roles and performance with the duties and authority of the CEO.

     Wemyss shall be a nonvoting, ex officio member of the Board throughout his term of employment.

     2.2 FACILITIES AND STAFF.Wemyss will be furnished with such facilities, services, staff and working conditions, consistent with Mackie's current practices, as are suitable to his position and adequate for the performance of his duties.

     2.3 FULL TIME AND ATTENTION. Wemyss will loyally and conscientiously devote substantially all of his business and professional time, attention and energies (exclusive of periods of sickness and disability and such normal holiday and vacation periods as have been established by Mackie) to the affairs of Mackie. Notwithstanding the above:

          2.3.1 Wemyss may expend a reasonable amount of time for educational, professional or charitable activities; and,


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          2.3.2 This Agreement shall not be interpreted to prohibit Wemyss from making passive personal investments or conducting private business affairs, as long as those activities do not materially interfere with the services required under this Agreement.

     2.4 COMPETITIVE ACTIVITIES. During the term of his employment, Wemyss shall not, directly or indirectly, either as an officer, director, investor, employee, consultant, agent, independent contractor, principal, partner, shareholder, or in any other capacity whatsoever, engage or participate in any business activities or business entity which is, in any way, competitive with any of the business of Mackie.

     2.5 INDEMNIFICATION AND INSURANCE. During the entire term of his employment, Wemyss will receive the full benefit of the indemnification provisions for officers and directors that are then contained in Mackie's Articles of Incorporation and Bylaws, and shall be a named insured under Mackie's Director's and Officer's liability insurance policy, as such indemnification provisions and insurance policies are in effect from time to time.

3.   COMPENSATION AND EXPENSES.

     3.1 COMPENSATION. During the term of this Agreement, Mackie will pay Wemyss as follows:

          3.1.1 An initial base salary of $175,000 per year, payable at such times and in such increments as are consistent with Mackie's usual policies. Any proposed annual salary increase and any salary decrease will be determined by the Board; provided that Wemyss' salary shall never be less than that set forth above; and,

          3.1.2 Wemyss shall be a member of any bonus pool maintained by Mackie from time to time on behalf of senior management. Wemyss initial target bonus for the year 1997 within such pool shall be $175,000. The bonus plan is established annually by the Compensation Committee of the Board, with the goals and criteria adjusted from time to time as the Compensation Committee determines in its sole discretion, and Wemyss' right of membership in the bonus pool shall give him no vested rights in any particular criteria or amounts allocated to the bonus pool (other than his initial target bonus for the year 1997).

     3.2 STOCK OPTIONS. Wemyss shall receive 200,000 incentive stock options per Mackie's Amended and Restated 1995 Stock Option Plan ("Plan"), at a price equal to the price quoted on the listed exchange for such stock as of the close of business on April 28, 1997. All of Wemyss' options shall be subject to, and vest in accordance with, the terms and conditions of the Plan; provided that, notwithstanding the vesting schedule contained in the Plan, vesting of the following specified percentages of any unvested portions of Wemyss' options will accelerate to 100% immediately upon Mackie's attainment of any one of the following goals:

          3.2.1 40% of the then unvested portion of such options will vest on the last day of any calendar quarter ("Measurement Day") in which Mackie's earnings per share, measured over the 4 consecutive calendar quarters ending on the Measurement Day, equal or exceed $1.08. Increases in earnings per share resulting from repurchases by Mackie of its common shares will not be considered in determining whether this goal has been achieved. The amount of sales derived from business entities acquired by Mackie between the date of this Agreement and the Measurement Day will not be considered in determining whether this goal has been achieved.


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          3.2.2 30% of the then unvested portion of such options will vest on any Measurement Day, if the operating income margin reaches an average of 16.5% measured over the 4 consecutive calendar quarters ending on the Measurement Day. The operating income margin shall be determined without regard to the operations of any business entity acquired by Mackie during this period. The term "operating income margin" shall have that meaning as is ascribed to it by generally accepted accounting practices (GAAP), consistently applied.

          3.2.3 30% of the then unvested portion of such options will vest on any Measurement Day if the total sales of Mackie, net of returns, have reached at least $146,471,850 measured over the 4 consecutive calendar quarters ending on the Measurement Day. The amount of sales derived from business entities acquired by Mackie between the date of this Agreement and the Measurement Day will not be considered in determining whether this goal has been achieved.

          3.2.4 Unless otherwise agreed between the CEO and Wemyss, the issue of whether any of the above goals has been attained will be determined in accordance with Mackie's regularly prepared, internal financial statements as prepared in accordance with GAAP, consistently applied over the periods in question; provided, that if the Measurement Day is December 31 of any year, the attainment of such goals will be determined in accordance with the final audited statements for the fiscal year in question.

          3.2.5 In the event of a "Change in Control," as that term is defined in the Plan, any of Wemyss' options or portions of such options outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested on such date shall become immediately exercisable in full.

     3.3 HOME SALE COMMISSION. If, during the first 6 years of Wemyss' employment with Mackie, Wemyss wishes, in lieu of resigning from Mackie's employ, to lessen the burden of his daily commute from Federal Way, Washington by moving to a new home within reasonable commuting distance of Woodinville, Washington, Mackie shall promptly reimburse Wemyss for any reasonable amount paid by Wemyss to a real estate broker as a sales commission on the sale of his Federal Way home. Wemyss shall provide Mackie with satisfactory evidence of payment of any such commission.

     3.4 EXPENSES. Mackie will reimburse Wemyss for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement. Such reimbursement will be made in accordance with general policies and procedures of Mackie in effect from time to time relating to reimbursement.

     3.5 TAXES AND WITHHOLDING. Mackie shall withhold or deduct from sums due to Wemyss all sums required by applicable state or federal law.

4.   BENEFITS.

     4.1 VACATION. During the term of this Agreement, Wemyss will be entitled to at least 10 days of personal/sick time per year, to be taken and accounted for in accordance with Mackie's policies for same in effect from time to time. If additional personal time is requested by Wemyss, it shall be as determined from time to time by the CEO.


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     4.2  GROUP BENEFITS. Wemyss shall participate in all pension, insurance or other employee benefit plan that is maintained by Mackie from time to time for employees similarly situated. To the extent possible, Mackie will waive any waiting period required for Wemyss' enrollment in any group medical plan.

     4.3 TRAVEL INSURANCE. Mackie will purchase and maintain a travel accident insurance policy on Wemyss' life in the face amount of $250,000, payable to Wemyss' designated beneficiary; provided, that Wemyss must submit to any physical examination necessary to secure such a policy, and that Mackie's obligation to purchase such a policy shall depend upon Wemyss meeting basic insurability standards, if any. This requirement may be satisfied by the provision of group insurance for employees of Mackie, as long as Wemyss is a member of the eligible group.

5.   TERMINATION.

     5.1 TERMINATION. This Agreement, and Wemyss' employment with Mackie, shall be terminated upon the occurrence of any one of the following events:

          5.1.1 The conviction of Wemyss for any crime which is a felony under applicable law;

          5.1.2 At the option of Mackie if any one of the following conditions occurs and persists after Mackie has given Wemyss prior written notice of intent to terminate his employment with specific reasons therefor, and Wemyss fails to correct the specified problems within a period of 30 days of the effective date of the notice:

                (A) Chronic alcoholism, drug abuse, or addiction;

                (B) Failure of Wemyss to apply his full-time attention and best efforts to the business of Mackie;

                (C) Failure of Wemyss to perform consistently the duties
                    assigned to him by Mackie; or,

                (D) Failure of Wemyss to handle his work or assignments in accordance with the policies of Mackie, reasonably stated.

          5.1.3 The death of Wemyss;

          5.1.4 At the option of Wemyss in the event of the insolvency of Mackie;

          5.1.5 At the option of Wemyss upon giving 90 days prior written notice;

          5.1.6 At the option of Mackie upon giving written notice of termination.

     5.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and Wemyss' employment hereunder:

          5.2.1 If the termination was pursuant to Section 5.1.6, Wemyss shall be entitled to receive, during the Payment Period (as hereinafter defined), (i) the equivalent monthly salary to that set forth in
          Section 3.1.1; (ii) a prorata share of any bonus earned by Mackie senior management pursuant to Section 3.1.2 of this Agreement, with such pro rata share being determined by multiplying Wemyss' usual share thereof by a fraction,



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          the numerator of which is equal to the total number of working days worked by Wemyss during the relevant period over which the bonus is calculated, and the denominator of which is equal to the total number of working days during the relevant period over which the bonus is calculated; provided, that the amount payable under this subsection, if any, shall be payable at the next regularly scheduled date for payment of such bonus pool; and, (iii) participation in all relevant employee benefit programs to which he would have been entitled if he had continued to serve as COO of Mackie during the Payment Period. All payments required to be made to Wemyss pursuant to this Section 5.2.1 shall continue to be made regardless of whether Wemyss secures other employment with any other employer. For purposes of this section, the term "Payment Period" shall mean a period of 6 consecutive months following the month in which Wemyss is terminated.

          5.2.2 If the termination is for any other reason than that set forth in Section 5.1.6, Wemyss shall (i) have no rights to compensation or reimbursement for salary or bonus for any period subsequent to the date of such termination, (ii) have no right to participate in any employee benefit programs under Section 4 for any period subsequent to the date of such termination; provided that Mackie will remain obligated to meet any obligations that it may have under COBRA, and
          (iii) have no right to any bonus that would have been payable on a date subsequent to Wemyss' termination date.

     5.3 EFFECT OF MERGER, DISSOLUTION OR TRANSFER OF ASSETS. In the event of any voluntary or involuntary dissolution of Mackie, any merger or consolidation of Mackie with a third party whereby Mackie is not a surviving entity, or any sale of all or substantially all of the assets of Mackie to any third party and in the further event that the surviving or acquiring entity declines to assume this Agreement and/or Wemyss' employment is terminated by Mackie or the surviving entity within 90 days of the effective date thereof, such nonassumption or termination will be deemed to have taken place pursuant to section 5.1.6 and Wemyss shall be entitled to the benefits set forth in section 5.2.1.

     6. INVENTIONS. Inventions made or conceived entirely or partially by Wemyss while employed by Mackie will be the property of Mackie. As used in this Section, the term "inventions" includes all creations, whether or not patentable or copyrightable, and all ideas, reports, or other creative works, including, without limitation, computer programs, manuals and related material, which relate to the existing or proposed business of Mackie or any other business or research and development effort conducted by Mackie. All of Wemyss' inventions which are copyrightable shall be works for hire. Wemyss will cooperate with Mackie to patent or copyright all inventions by executing all documents tendered by Mackie for such purpose. Wemyss hereby grants to Mackie a power of attorney coupled with an interest, whereby Mackie may execute and deliver any and all documents necessary to so patent or copyright any inventions in Wemyss' name, place and stead as if such execution and delivery were done by him, with such power of attorney accruing in the event that he fails to cooperate as required by the preceding sentence. This provision will be construed in conformity with RCW 49.44.140. Notwithstanding the above, this provision does not apply to any invention which was developed solely on Wemyss' own time and not using any of Mackie's equipment, supplies, facilities or information, unless (a) the invention relates directly to the business of Mackie or to Mackie's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Wemyss for Mackie.

     7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Wemyss acknowledges that during the term of this Agreement he will learn and will have access to confidential information regarding Mackie and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities, and (ii) trade secrets, market reports, customer investigations, customer lists, files, accounts and other similar information that is




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proprietary information (collectively referred to as "Confidential
Information"). Wemyss acknowledges that such Confidential Information is a special, valuable and unique asset. All records, file materials and Confidential Information obtained by Wemyss in the course of employment with Mackie or its affiliates or service as a director of Mackie or its affiliates are confidential and proprietary and shall remain the exclusive property of the appropriate entity owning the same. Wemyss will not for any reason use for his own benefit, or for the benefit of any person with whom he may be associated, any Confidential Information or disclose any such Confidential Information to any person for any reason or purpose whatsoever without the prior written consent of Mackie, unless such Confidential Information previously shall have became public knowledge through no action or omission of Wemyss. Wemyss, within three (3) days from the date upon which his employment with Mackie is terminated or otherwise upon the request of Mackie, shall return to Mackie any and all documents and material that constitutes Confidential Information.

     8. SPECIFIC PERFORMANCE. Mackie and Wemyss recognize that the services rendered under this Agreement by Wemyss are special, unique and of an extraordinary character. Accordingly, in the event of any breach by Wemyss of the provisions of Sections 6 and 7 of this Agreement and in addition to any other remedies available to Mackie by law, Mackie may specifically enforce Wemyss' obligations under such sections.

     9.   MISCELLANEOUS.

     9.1 ASSIGNABILITY. The rights and obligations of Mackie under this Agreement shall inure to the benefit of and be binding up the successors and assigns of Mackie. The rights and obligations of Wemyss hereunder may not be assigned or alienated and any attempt to do so by Wemyss will be void.

     9.2 SEPARABILITY. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provisions and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

     9.3 NOTICE. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly given if personally delivered, telexed or telecopied to, or, if mailed, when mailed to the other party by certified mail, return receipt requested, at (a) in the case of Mackie, the location of its principal executive offices, or (b) in the case of Wemyss, the location of his principal residence or last known principal residence.

     9.4 JURISDICTION AND VENUE. The jurisdiction and venue of all actions between the parties shall lie exclusively in the Superior Court in and for the State of Washington located in King County, Washington.

     9.5 GOVERNING LAW. The validity, performance, construction and effect of this Agreement shall be governed by the internal, substantive laws of the State of Washington, without giving effect to the conflict of laws rules thereof.

     9.6 WAIVER; AMENDMENT. The waiver by any party to this Agreement of a breach of any provision hereof by any party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.


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     9.7  ATTORNEYS' FEES. In the event of any litigation arising out of the execution of this Agreement or any claimed breach thereof, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys' fees and reasonable costs of litigation (including on appeal thereof) in addition to any other award or decree given or granted by the court.

     9.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter, and there are no other understandings, either written or oral, which affect the terms hereof. This Agreement may be supplemented, modified or amended only by a subsequent written agreement between the parties.

DATED the day and year first above written.

MACKIE DESIGNS, INC.



By:_______________________________          ___________________________________
   Title:                                   Roy D. Wemyss





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